Exhibit 99.1
PRESS RELEASE

Beazer Homes Reports Second Quarter Fiscal 2026 Results
ATLANTA, April 30, 2026 - Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced its financial results for the three and six months ended March 31, 2026.
"Second quarter results reflected a positive start to the spring selling season, with results generally in line with our expectations," said Allan P. Merrill, the Company’s Chairman and Chief Executive Officer. "However, geopolitical events triggered a rapid rise in mortgage rates and gas prices in March, impacting consumer sentiment. As a result, we are more cautious about near-term demand."
"Despite these uncertainties, we still have visibility into our second half margin improvement catalysts. Construction cost reductions, favorable community and to-be-built mix shifts, and increasing contributions from our newest communities continue to materialize. Macroeconomic headwinds and affordability challenges persist, but we have high conviction in our differentiated strategy and the underlying value of our assets, so we accelerated our share repurchases during the second quarter, spending another $30 million on buybacks."
Speaking to Beazer’s Multi-Year Goals, Mr. Merrill said, "We continue to work toward our fiscal 2027 goals for community count, deleveraging, and book value per share growth. While the industry cycle and global events present near-term challenges, we continue to execute our product strategy, focus on margin expansion, and prudently manage the balance sheet and allocate capital, which together position Beazer for improved returns."
Beazer Homes Fiscal Second Quarter 2026 Highlights and Comparison to Fiscal Second Quarter 2025
•Net loss was $0.9 million, or net loss of $0.03 per diluted share. During the fiscal second quarter 2025, net income was $12.8 million, or $0.42 per diluted share
•Adjusted EBITDA was $2.6 million, compared to Adjusted EBITDA of $38.8 million a year ago
•Homebuilding revenue was $397.7 million, down 28.5% on a 29.8% decrease in home closings to 757, partially offset by a 2.0% increase in average selling price (ASP) to $525.4 thousand
•Homebuilding gross margin was 12.0%, down 310 basis points compared to a year ago. Excluding impairments, abandonments and amortized interest, homebuilding gross margin was 15.6%, down 270 basis points
•SG&A as a percentage of total revenue was 15.5%, up 350 basis points; SG&A expense was $63.6 million, down 6.5%
•Net new orders were 1,048, down 4.6% on a 7.2% decrease in orders per community per month to 2.1, partially offset by a 2.9% increase in average active community count to 167
•Active community count at period-end of 169, up 4.3%
•Backlog dollar value was $756.1 million, down 9.1% on a 14.9% decrease in backlog units to 1,299, partially offset by a 6.8% increase in ASP of homes in backlog to $582.1 thousand
•Land acquisition and land development spending was $187.0 million, down 5.1% from $197.0 million
•Repurchased $30.0 million of the Company's outstanding common stock
•Controlled lots of 24,824, down 12.3% from 28,290
•Unrestricted cash at quarter end was $116.4 million; total liquidity was $401.1 million
•Total debt to total capitalization ratio of 51.2% at quarter end compared to 46.8% a year ago. Net debt to net capitalization ratio was 48.7% at quarter end compared to 44.8% a year ago
The following provides additional details on the Company's performance during the fiscal second quarter 2026:
Profitability. Net loss was $0.9 million, generating diluted loss per share of $0.03. Second quarter Adjusted EBITDA was $2.6 million compared to Adjusted EBITDA of $38.8 million a year ago. The decrease in Adjusted EBITDA was primarily due to lower closings and lower gross margin.

Orders. Net new orders for the second quarter decreased to 1,048, down 4.6% from 1,098 in the prior year quarter, driven by a 7.2% decrease in sales pace to 2.1 orders per community per month from 2.3 in the prior year quarter, partially offset by a 2.9% increase in average community count to 167 from 163 a year ago. The cancellation rate for the quarter was 13.5%, down from 16.9% in the prior year quarter.
Backlog. The dollar value of homes in backlog as of March 31, 2026 was $756.1 million, representing 1,299 homes, compared to $831.5 million, representing 1,526 homes, at the same time last year. The ASP of homes in backlog was $582.1 thousand, up 6.8% versus the prior year quarter. The increase in backlog ASP was primarily due to changes in product and community mix.
Homebuilding Revenue. Second quarter homebuilding revenue was $397.7 million, down 28.5% year-over-year. The decrease in homebuilding revenue was driven by a 29.8% decrease in home closings to 757 homes, partially offset by a 2.0% increase in ASP to $525.4 thousand. The decrease in closings was primarily due to lower beginning backlog, partially offset by improved construction cycle times compared to the prior year quarter.
Homebuilding Gross Margin. Homebuilding gross margin was 12.0%, down 310 basis points compared to a year ago. Excluding impairments, abandonments and amortized interest, homebuilding gross margin was 15.6% for the second quarter, down from 18.3% in the prior year quarter primarily due to an increase in price concessions and closing cost incentives, and changes in product and community mix.
SG&A Expenses. Selling, general and administrative expenses as a percentage of total revenue was 15.5% for the quarter, up 350 basis points year-over-year primarily due to lower homebuilding revenue. SG&A expense was $63.6 million for the quarter ended March 31, 2026, down 6.5% compared to the prior year quarter primarily due to lower commissions.
Income Taxes. Income tax benefit for the second quarter was $17.6 million compared to income tax expense of $1.4 million in the prior year quarter. The Company's effective tax rate for the current fiscal quarter was impacted by a change in the approach used to calculate the interim income tax provision, reducing comparability with the prior year quarter. Refer to Note 10 to the condensed consolidated financial statements within the Company's Form 10-Q for the quarter ended March 31, 2026 for additional details.
Land Position. During the second quarter, land acquisition and land development spending was $187.0 million, down 5.1% year-over-year. Controlled lots decreased 12.3% to 24,824, compared to 28,290 from the prior year quarter. Excluding land held for future development and land held for sale lots, active lots controlled were 23,619, down 14.2% year-over-year, as the Company manages land spend and lot position to improve capital efficiency and support future community count growth. As of March 31, 2026, the Company controlled 59.9% of its total active lots through option agreements compared to 59.3% as of March 31, 2025.
Liquidity. At the close of the second quarter, the Company had $401.1 million of available liquidity, including $116.4 million of unrestricted cash and $284.7 million of remaining capacity under the unsecured revolving credit facility, compared to total available liquidity of $377.7 million a year ago.
Senior Unsecured Revolving Credit Facility. During March 2026, the Company increased the available borrowing capacity under the Senior Unsecured Revolving Credit Facility from $365.0 million to $525.0 million and extended the maturity date to March 2030.
Share Repurchases. During the second quarter, the Company repurchased 1.2 million shares of its outstanding common stock for an aggregate $30.0 million at an average price per share of $25.54.

Commitment to Sustainability
During the second fiscal quarter, Beazer Homes received four RESNET awards recognizing its leadership in energy efficiency and home performance. RESNET, a national nonprofit standards organization, oversees the Home Energy Rating System (HERS) Index and the accreditation framework used to evaluate residential energy performance. These honors included the RESNET President’s Awards for both the North and South regions, recognizing the achievement of low HERS scores in their respective regions. The Company also received the Net Zero Production Builder and the Lowest HERS Score Production Builder awards, reflecting the lowest average HERS Index score among qualifying builders. Together, these awards underscore Beazer Homes’ continued focus on delivering high‑performance, energy‑efficient homes that help customers reduce energy costs.
In addition, the Company earned the 2026 Top Workplaces USA award for the fourth consecutive year. Participating companies are evaluated based on anonymous employee feedback from a research-based survey, benchmarked against peer organizations of similar size and scored across 15 Culture Drivers associated with high performance.
Since 2017, Beazer Homes, through the Beazer Charity Foundation and with the support of its employees and trade partners, has helped raise more than $10 million in cumulative donations to the Fisher House Foundation, a nonprofit that provides free housing for military service members, veterans, and their families while receiving medical care. Beyond this long-standing partnership, Beazer employees support a wide range of local initiatives focused on housing, health, youth development, and community services. Reflecting this commitment, the Company held its nationwide Day of Service for the second consecutive year, engaging nearly all employees to contribute 3,589 volunteer hours across 72 locations in support of local nonprofit organizations.
Conference Call
The Company will hold a conference call on April 30, 2026 at 5:00 p.m. ET to discuss these results. Interested parties may listen to the conference call and view the Company's slide presentation on the "Investor Relations" page of the Company's website, www.beazer.com. In addition, the conference call will be available by telephone at 800-475-0542 (for international callers, dial 630-395-0227). To be admitted to the call, enter the pass code "8571348." A replay of the conference call will be available, until 11:59 PM ET on May 15, 2026 at 866-448-5648 (for international callers, dial 203-369-1190) with pass code "3740."

Summary results for the three and six months ended March 31, 2026 and 2025 are as follows:

Three Months Ended March 31,
2026	2025	Change*
New home orders, net of cancellations	1,048	1,098	(4.6)%
Cancellation rates	13.5%	16.9%	(340)	bps
Orders per community per month	2.1	2.3	(7.2)%
Average active community count	167	163	2.9%
Active community count at quarter-end	169	162	4.3%
Land acquisition and land development spending (in millions)	$187.0	$197.0	(5.1)%

Total home closings	757	1,079	(29.8)%
ASP from closings (in thousands)	$525.4	$515.3	2.0%
Homebuilding revenue (in millions)	$397.7	$556.0	(28.5)%
Homebuilding gross margin	12.0%	15.1%	(310) bps
Homebuilding gross margin, excluding impairments and abandonments (I&A) (Non-GAAP)	12.3%	15.2%	(290) bps
Homebuilding gross margin, excluding I&A and interest amortized to cost of sales (Non-GAAP)	15.6%	18.3%	(270) bps
SG&A expenses as a percentage of total revenue	15.5%	12.0%	350 bps
(Loss) income before income taxes (in millions)	$(18.5)	$14.2	n/m(a)
(Benefit) expense from income taxes (in millions)(b)	$(17.6)	$1.4	n/m(a)
Net (loss) income (in millions)	$(0.9)	$12.8	n/m(a)
Basic (loss) income per share	$(0.03)	$0.42	n/m(a)
Diluted (loss) income per share	$(0.03)	$0.42	n/m(a)

Adjusted EBITDA (in millions) (Non-GAAP)	$2.6	$38.8	(93.4)%
LTM(c) Adjusted EBITDA (in millions) (Non-GAAP)	$87.2	$208.5	(58.2)%
Total debt to total capitalization ratio	51.2%	46.8%	440 bps
Net debt to net capitalization ratio (Non-GAAP)	48.7%	44.8%	390 bps
* Change and totals are calculated using unrounded numbers.
(a) n/m - indicates the percentage is "not meaningful."
(b) The Company's effective tax rate for the current fiscal quarter was impacted by a change in the approach used to calculate the interim income tax provision, reducing comparability with the prior year quarter. Refer to Note 10 to the condensed consolidated financial statements within the Company's Form 10-Q for the quarter ended March 31, 2026 for additional details.
(c) LTM indicates amounts for the trailing 12 months.

Six Months Ended March 31,
2026	2025	Change*
New home orders, net of cancellations	1,811	2,030	(10.8)%
Cancellation rates	15.6%	16.7%	(110)	bps
LTM orders per community per month	1.9	2.2	(16.1)%
Land acquisition and land development spending (in millions)	$367.6	$408.3	(10.0)%

Total home closings	1,457	1,986	(26.6)%
ASP from closings (in thousands)	$519.9	$511.8	1.6%
Homebuilding revenue (in millions)	$757.5	$1,016.5	(25.5)%
Homebuilding gross margin	11.2%	15.2%	(400) bps
Homebuilding gross margin, excluding I&A (Non-GAAP)	11.6%	15.2%	(360) bps
Homebuilding gross margin, excluding I&A and interest amortized to cost of sales (Non-GAAP)	14.9%	18.3%	(340) bps
SG&A expenses as a percentage of total revenue	16.6%	12.9%	370 bps
(Loss) income before income taxes (in millions)	$(49.6)	$17.3	n/m(a)
(Benefit) expense from income taxes (in millions)(b)	$(16.1)	$1.4	n/m(a)
Net (loss) income (in millions)	$(33.5)	$15.9	n/m(a)
Basic (loss) income per share	$(1.18)	$0.53	n/m(a)
Diluted (loss) income per share	$(1.18)	$0.52	n/m(a)

Adjusted EBITDA (in millions) (Non-GAAP)	$(8.7)	$61.9	n/m(a)
* Change and totals are calculated using unrounded numbers.
(a) n/m - indicates the percentage is "not meaningful."
(b) The Company's effective tax rate for the six months ended March 31, 2026 was impacted by a change in the approach used to calculate the interim income tax provision, reducing comparability with the prior year period. Refer to Note 10 to the condensed consolidated financial statements within the Company's Form 10-Q for the quarter ended March 31, 2026 for additional details.

	As of March 31,
	2026	2025	Change
Backlog units	1,299	1,526	(14.9)%
Dollar value of backlog (in millions)	$756.1	$831.5	(9.1)%
ASP in backlog (in thousands)	$582.1	$544.9	6.8%
Land and lots controlled	24,824	28,290	(12.3)%
About Beazer Homes
Beazer Homes (NYSE: BZH), headquartered in Atlanta, Georgia, is a leading national homebuilder in energy-efficient construction. Building on a legacy spanning nine generations, Beazer crafts homes that deliver savings and lasting value. Our trusted team of experts guide homebuyers through the building and purchasing process to deliver an industry-leading customer experience. With curated design options, buyers can personalize their homes with confidence. Beazer's exclusive Mortgage Choice program provides access to competitive loan offers from multiple lenders, helping homebuyers choose the best financing for their individual needs. Beazer builds in 13 states nationwide. Learn more at beazer.com or follow us @BeazerHomes.
This press release contains forward-looking statements. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things:
•macroeconomic uncertainty, including high levels of inflation, elevated interest rates and insurance costs, stock market volatility, enhanced and/or altered government regulation resulting from legislation and/or executive orders, and historic changes in U.S. trade policy, negatively impacting consumer sentiment and softening demand for the homes we sell;
•elevated mortgage interest rates for prolonged periods, as well as further increases to, and reduced availability of, mortgage financing;
•supply chain challenges (including as a result of U.S. trade policies and retaliatory responses from other countries) negatively impacting our homebuilding production, including shortages of raw materials and other critical components such as windows, doors, and appliances;
•our ability to meet or achieve our sustainability related goals, aspirations, initiatives, and our public statements and disclosures regarding them;
•geopolitical disruptions, acts of war, terrorist attacks and other geopolitical developments outside the Company’s control, including the ongoing military conflicts between Russia and Ukraine and in the Middle East, which have heightened, and may continue to heighten, existing economic uncertainty and contribute to increases in mortgage rates, higher energy prices, and other adverse macroeconomic pressures;
•inaccurate estimates related to homes to be delivered in the future (backlog), as they are subject to various cancellation risks that cannot be fully controlled;
•factors affecting margins, such as adjustments to home pricing, increased sales incentives and mortgage rate buy down programs in order to remain competitive;
•decreased revenues;
•decreased land values underlying land option agreements;
•increased land development costs in communities under development or delays or difficulties in implementing initiatives to reduce our cycle times and production and overhead cost structures;
•not being able to pass on cost increases (including cost increases due to increasing the energy efficiency of our homes) through pricing increases;
•the availability and cost of land and the risks associated with the future value of our inventory, including impairments and abandonment charges;
•our ability to raise debt and/or equity capital, due to factors such as limitations in the capital markets (including market volatility), adverse credit market conditions and financial institution disruptions, and our ability to otherwise meet our ongoing liquidity needs (which could cause us to fail to meet the terms of our covenants and other requirements under our various debt instruments and therefore trigger an acceleration of a significant portion or all of our outstanding debt obligations), including the impact of any downgrades of our credit ratings or reduction in our liquidity levels;
•market perceptions regarding any capital raising initiatives we may undertake (including future issuances of equity or debt capital);
•inefficient or ineffective allocation of capital, including with respect to planned share repurchases;

•market conditions and other factors outside our control that adversely impact our ability to execute on our planned share repurchases or asset sales;
•changes in tax laws, such as the One Big Beautiful Bill Act (OBBBA), or otherwise regarding the deductibility of mortgage interest expenses and real estate taxes, including those resulting from regulatory guidance and interpretations issued with respect thereto, such as the IRS's guidance regarding heightened qualification requirements for federal credits for building energy-efficient homes;
•increased competition or delays in reacting to changing consumer preferences in home design;
•natural disasters, severe weather, or other related events that could result in delays in land development or home construction, increase our costs or decrease demand in the impacted areas;
•shortages of or increased costs for labor used in housing production, including as a result of federal or state legislation, and/or enforcement, and the level of quality and craftsmanship provided by such labor;
•the potential recoverability of our deferred tax assets;
•potential delays or increased costs in obtaining necessary permits as a result of changes to, or complying with, laws, regulations or governmental policies, and possible penalties for failure to comply with such laws, regulations or governmental policies, including those related to the environment;
•the results of litigation or government proceedings and fulfillment of any related obligations;
•the impact of construction defect and home warranty claims;
•the cost and availability of insurance and surety bonds, as well as the sufficiency of these instruments to cover potential losses incurred;
•the impact of information technology failures, cybersecurity issues or data security breaches, including cybersecurity incidents deploying evolving artificial intelligence tools and incidents impacting third-party service providers that we depend on to conduct our business;
•the impact of governmental regulations on homebuilding in key markets, such as regulations limiting the availability of water and electricity (including availability of electrical equipment such as transformers and meters); and
•the success of our sustainability initiatives, as well as the success of any other related partnerships or pilot programs we may enter into in order to increase the energy efficiency of our homes.
Any forward-looking statement, including any statement expressing confidence regarding future outcomes, speaks only as of the date on which such statement is made and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible to predict all such factors.

CONTACT: Beazer Homes USA, Inc.
David I. Goldberg
Sr. Vice President & Chief Financial Officer
770-829-3700

Mark Chekanow, CFA
Vice President, Investor Relations
917-365-0085

investor.relations@beazer.com

-Tables Follow-

BEAZER HOMES USA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
in thousands (except per share data)	2026	2025	2026	2025
Total revenue	$409,846	$565,339	$773,337	$1,034,292
Home construction and land sales expenses	359,851	478,813	683,768	875,688
Inventory impairments and abandonments	1,295	528	3,665	528
Gross profit	48,700	85,998	85,904	158,076
Commissions	13,390	18,783	25,406	34,896
General and administrative expenses	50,194	49,199	103,183	98,971
Depreciation and amortization	4,084	4,647	8,126	8,702
Operating (loss) income	(18,968)	13,369	(50,811)	15,507
Other income, net	433	799	1,211	1,827
(Loss) income before income taxes	(18,535)	14,168	(49,600)	17,334
(Benefit) expense from income taxes	(17,631)	1,390	(16,099)	1,426
Net (loss) income	$(904)	$12,778	$(33,501)	$15,908
Weighted-average number of shares:
Basic	27,990	30,119	28,464	30,274
Diluted	27,990	30,265	28,464	30,479
(Loss) income per share:
Basic	$(0.03)	$0.42	$(1.18)	$0.53
Diluted	(0.03)	0.42	(1.18)	0.52

	Three Months Ended		Six Months Ended
	March 31,		March 31,
Capitalized Interest in Inventory	2026	2025	2026	2025
Capitalized interest in inventory, beginning of period	$139,678	$130,433	$131,845	$124,182
Interest incurred	22,000	21,617	41,756	41,778
Capitalized interest impaired	(35)	—	(101)	—
Capitalized interest amortized to home construction and land sales expenses	(13,857)	(17,758)	(25,714)	(31,668)
Capitalized interest in inventory, end of period	$147,786	$134,292	$147,786	$134,292

BEAZER HOMES USA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

in thousands (except share and per share data)	March 31, 2026	September 30, 2025
ASSETS
Cash and cash equivalents	$116,440	$214,705
Restricted cash	3,961	3,866
Accounts receivable (net of allowance of $266 and $266, respectively)	85,481	78,145
Income tax receivable	1,730	—
Inventory	2,252,872	2,029,433
Deferred tax assets, net	159,584	142,647
Property and equipment, net	53,176	47,945
Operating lease right-of-use assets	29,892	34,987
Goodwill	11,376	11,376
Other assets	42,968	46,604
Total assets	$2,757,480	$2,609,708
LIABILITIES AND STOCKHOLDERS’ EQUITY
Trade accounts payable	$156,983	$143,481
Operating lease liabilities	25,393	27,762
Other liabilities	178,328	160,445
Total debt (net of debt issuance costs of $5,762 and $6,611, respectively)	1,225,996	1,029,114
Total liabilities	1,586,700	1,360,802
Stockholders’ equity:
Preferred stock (par value $0.01 per share, 5,000,000 shares authorized, no shares issued)	—	—
Common stock (par value $0.001 per share, 63,000,000 shares authorized, 28,331,558 issued and outstanding and 29,762,293 issued and outstanding, respectively)	28	30
Paid-in capital	780,480	825,103
Retained earnings	390,272	423,773
Total stockholders’ equity	1,170,780	1,248,906
Total liabilities and stockholders’ equity	$2,757,480	$2,609,708

Inventory Breakdown
Homes under construction	$819,460	$692,327
Land under development	1,082,296	1,065,702
Land held for future development	19,489	19,489
Land held for sale	65,772	47,368
Capitalized interest	147,786	131,845
Model homes	90,144	72,702
Land not owned under option agreements	27,925	—
Total inventory	$2,252,872	$2,029,433

BEAZER HOMES USA, INC.
SUPPLEMENTAL OPERATING AND FINANCIAL DATA

	Three Months Ended March 31,		Six Months Ended March 31,
SELECTED OPERATING DATA	2026	2025	2026	2025
Closings:
West region	459	707	895	1,288
East region	161	230	338	431
Southeast region	137	142	224	267
Total closings	757	1,079	1,457	1,986

New orders, net of cancellations:
West region	599	665	1,057	1,254
East region	249	257	425	484
Southeast region	200	176	329	292
Total new orders, net	1,048	1,098	1,811	2,030

	As of March 31,
Backlog units:	2026	2025
West region	687	931
East region	315	368
Southeast region	297	227
Total backlog units	1,299	1,526
Aggregate dollar value of homes in backlog (in millions)	$756.1	$831.5
ASP in backlog (in thousands)	$582.1	$544.9

in thousands	Three Months Ended March 31,		Six Months Ended March 31,
SUPPLEMENTAL FINANCIAL DATA	2026	2025	2026	2025
Homebuilding revenue:
West region	$231,285	$365,141	$451,494	$657,004
East region	90,781	120,420	183,907	228,984
Southeast region	75,682	70,471	122,089	130,466
Total homebuilding revenue	$397,748	$556,032	$757,490	$1,016,454

Revenue:
Homebuilding	$397,748	$556,032	$757,490	$1,016,454
Land sales and other	12,098	9,307	15,847	17,838
Total revenue	$409,846	$565,339	$773,337	$1,034,292

Gross profit:
Homebuilding	$47,639	$84,132	$85,055	$154,107
Land sales and other	1,061	1,866	849	3,969
Total gross profit	$48,700	$85,998	$85,904	$158,076

Reconciliation of homebuilding gross profit and homebuilding gross margin (GAAP measures) to homebuilding gross profit and the related gross margin excluding impairments and abandonments and interest amortized to cost of sales (non-GAAP measures) is provided for each period discussed below. Management believes that this information assists investors in comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective level of impairments and level of debt. These non-GAAP financial measures may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

	Three Months Ended March 31,				Six Months Ended March 31,
in thousands	2026		2025		2026		2025
Homebuilding gross profit/margin (GAAP)	$47,639	12.0%	$84,132	15.1%	$85,055	11.2%	$154,107	15.2%
Inventory impairments and abandonments (I&A)	1,295		528		2,620		528
Homebuilding gross profit/margin excluding I&A (Non-GAAP)	48,934	12.3%	84,660	15.2%	87,675	11.6%	154,635	15.2%
Interest amortized to cost of sales	13,087		17,226		24,841		31,136
Homebuilding gross profit/margin excluding I&A and interest amortized to cost of sales (Non-GAAP)	$62,021	15.6%	$101,886	18.3%	$112,516	14.9%	$185,771	18.3%
Reconciliation of Net (Loss) Income (GAAP measure) to Adjusted EBITDA (Non-GAAP measure) is provided for each period discussed below. Management believes that Adjusted EBITDA assists investors in understanding and comparing core operating results and underlying business trends by eliminating many of the differences in companies' respective capitalization, tax position, level of impairments, and other non-recurring items. This non-GAAP financial measure may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

	Three Months Ended March 31,		Six Months Ended March 31,		LTM Ended March 31,(a)
in thousands	2026	2025	2026	2025	2026	2025
Net (loss) income (GAAP)	$(904)	$12,778	$(33,501)	$15,908	$(3,821)	$95,184
(Benefit) expense from income taxes	(17,631)	1,390	(16,099)	1,426	(22,263)	12,416
Interest amortized to home construction and land sales expenses and capitalized interest impaired	13,892	17,758	25,815	31,668	73,013	72,640
EBIT (Non-GAAP)	(4,643)	31,926	(23,785)	49,002	46,929	180,240
Depreciation and amortization	4,084	4,647	8,126	8,702	18,592	17,763
EBITDA (Non-GAAP)	(559)	36,573	(15,659)	57,704	65,521	198,003
Stock-based compensation expense	1,876	1,712	3,430	3,625	7,143	7,954
Inventory impairments and abandonments(b)	1,260	528	3,564	528	14,533	2,524
Adjusted EBITDA (Non-GAAP)	$2,577	$38,813	$(8,665)	$61,857	$87,197	$208,481
(a) "LTM" indicates amounts for the trailing 12 months.
(b) In periods during which we impaired certain of our inventory assets, capitalized interest that is impaired is included in the line above titled "Interest amortized to home construction and land sales expenses and capitalized interest impaired."

Reconciliation of total debt to total capitalization ratio (GAAP measure) to net debt to net capitalization ratio (non-GAAP measure) is provided for each period below. Management believes that net debt to net capitalization ratio is useful in understanding the leverage employed in our operations and as an indicator of our ability to obtain financing. This non-GAAP financial measure may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

in thousands	As of March 31, 2026	As of March 31, 2025
Total debt (GAAP)	$1,225,996	$1,082,231
Stockholders' equity (GAAP)	1,170,780	1,228,067
Total capitalization (GAAP)	$2,396,776	$2,310,298
Total debt to total capitalization ratio (GAAP)	51.2%	46.8%

Total debt (GAAP)	$1,225,996	$1,082,231
Less: cash and cash equivalents (GAAP)	116,440	85,082
Net debt (Non-GAAP)	1,109,556	997,149
Stockholders' equity (GAAP)	1,170,780	1,228,067
Net capitalization (Non-GAAP)	$2,280,336	$2,225,216
Net debt to net capitalization ratio (Non-GAAP)	48.7%	44.8%